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                      ROCKWELL MEDICAL TECHNOLOGIES, INC.
                                30142 WIXOM ROAD
                             WIXOM, MICHIGAN 48393

                                                                October 20, 2005

To the warrant holders of Rockwell Medical Technologies, Inc.:

     We are pleased to inform you that Rockwell Medical Technologies, Inc. ("Rockwell") is offering to exchange (the "Exchange Offer") Common Share Purchase Warrants expiring January 26, 2006 with an exercise price of $3.90 (the "New Warrants") for each of your currently outstanding Common Share Purchase Warrants expiring January 26, 2006 with an exercise price of $4.50 (the "Old Warrants") that is properly tendered as set forth in the Prospectus dated October 17, 2005 (the "Prospectus"). The New Warrants will entitle you to purchase the same number of common shares of Rockwell's common stock as the Old Warrants entitled you to purchase. Please note that the Exchange Offer expires at 5:00 p.m., Eastern Standard Time, on November 28, 2005, unless extended by Rockwell.

     Your interests in the Old Warrants are currently registered in the name of a broker, dealer, commercial bank, trust company, nominee or other securities intermediary. If you wish to exchange such Old Warrants in the Exchange Offer, you should contact such securities intermediary to exchange on your behalf in a timely fashion.

     THIS LETTER AND THE ATTACHMENTS ENCLOSED HERETO ARE PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY; THE DECISION TO EXCHANGE YOUR OLD WARRANT(S) FOR NEW WARRANT(S) IS AT YOUR SOLE DISCRETION AND YOU ASSUME ALL OF THE RISKS ASSOCIATED WITH SUCH EXCHANGE.

     If you have any questions about the Exchange Offer, please contact your securities intermediary or the exchange agent for the Exchange Offer, American Stock Trust & Transfer Company, toll-free at (877) 248-6417 or at (718) 921-8317.

     We are pleased to have you as a warrant holder of Rockwell and look forward to enjoying your continued support.

                                          Sincerely yours,

                                          Rockwell Medical Technologies, Inc.